UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously announced, on December 2, 2024, Coherus BioSciences, Inc., a Delaware corporation (the “Company”), entered into an Asset Purchase Agreement (the “UDENYCA Purchase Agreement”), by and between the Company and Intas Pharmaceuticals Ltd., a limited company incorporated in India (“Intas”). Pursuant to the terms and subject to the conditions set forth in the UDENYCA Purchase Agreement, the Company agreed to divest its UDENYCA® (pegfilgrastim-cbqv) franchise to Intas (the “Transaction”).

Item 1.01.Entry into a Material Definitive Agreement.

On March 31, 2025, in connection with the privately negotiated repurchase transactions described in Item 8.01 below, the Company and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee (the “Trustee”), entered into a first supplemental indenture, dated as of March 31, 2025 (the “Supplemental Indenture”) to the Indenture, dated April 17, 2020 (the “Indenture”), governing the Company’s 1.500% Convertible Senior Subordinated Notes due 2026 (the “Convertible Notes”), with respect to certain amendments (the “Amendments”) to the Indenture. On March 31, 2025, the Company received consents to the Amendments from eligible holders as of the relevant record date in respect of a majority of the aggregate principal amount of the Convertible Notes then outstanding, determined in accordance with the Indenture. The Amendments modify the Indenture to permit the Transaction.

The foregoing description of the Supplemental Indenture is a summary and is qualified in its entirety by reference to the Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.1 and is incorporated by reference into this Item 1.01.

Item 8.01Other Events.

On April 1, 2025, the Company issued a press release (the “Press Release”) announcing that it had entered into privately negotiated transactions (the “Repurchases”) with certain holders of its Convertible Notes, pursuant to which the Company agreed to repurchase approximately $170 million aggregate principal amount of the Convertible Notes from such holders at a cash repurchase price equal to 100% of their principal amount, together with the accrued and unpaid interest to, but excluding, the date of repurchase. The Repurchases are conditioned upon, among other things, the closing of the Transaction. Following the closing of the Repurchases, approximately $60 million aggregate principal amount of Convertible Notes will remain outstanding. Following the closing of the Transaction, Coherus intends to conduct a repurchase offer for such remaining Convertible Notes pursuant to the Fundamental Change Repurchase Right (as defined in the Indenture) at a cash repurchase price equal to 100% of their principal amount, together with the accrued and unpaid interest to, but excluding, the date of repurchase.

A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and will not constitute an offer, solicitation, or sale in any jurisdiction in which such offering would be unlawful.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed as part of this report:

Exhibit	Description
4.1	First Supplemental Indenture, dated March 31, 2025, between Coherus BioSciences, Inc. and U.S. Bank Trust Company, National Association, as trustee.
99.1	Press Release, dated April 1, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2025	COHERUS BIOSCIENCES, INC.

	By:	/s/ Dennis M. Lanfear
	Name:	Dennis M. Lanfear
	Title:	Chief Executive Officer